Exhibit 10.2

TECHNOLOGY LICENSE AGREEMENT

Witnesseth hereby the Technology License Agreement entered into by and between CAPRICORN DEL PERU S.A.C., with Single Taxpayer's Registry No 20514173568, registered in Electronic Item No 11931323 of the Registry of Legal Entities of Lima, domiciled at Calle Guillermo Marconi No 451, district of San Isidro, province and department of Lima, duly represented by its General Agent, Mr. Manuel Elcorobarrutia Estremadoyro, identified by National Identity Document No 07869369, as per powers of attorney recorded in Electronic Item No 1193123, hereinafter referred to as CAPRICORN, as party to the first part, and PURE BIOFUELS DEL PERU S.A.C., with Single Taxpayer's Registry No 20513251506, registered in Electronic Item No 11889878 of the Registry of Legal Entities of Lima, domiciled at Calle Eucharis No 150, Departamento No 201, Urbanización La Floresta de Monterrico, district of Santiago de Surco, province and department of Lima, duly represented by its General Manager, Mr. Luis Humberto Goyzueta Angobaldo, identified by National Identity Document No 10609920, hereinafter referred to as PURE BIOFUELS, as party to the other part, under the terms contained in the following clauses:

RECITALS

ONE.- CAPRICORN is a legal entity under private law incorporated as a general stock corporation, which main purpose is the performance of engineering activities and engineering services, the design of processing plants, the development of processes, the import and export of industrial equipment, the supply of mining and energy consulting services, civil construction, the import and export of equipment, the supply of mechanical, welding, transport and manufacturing services, and the manufacturing of oil, mining and civil equipment.

Said technological advances have allowed CAPRICORN to specialize in process engineering design for esterification and transesterification reactors for the production of biofuels, pretreatment equipment for drying and filtering and equipment for the treatment of finished products for a refinery with a processing capacity of 60,000 (sixty thousand) annual tons.

CAPRICORN is the owner of process engineering designs for esterification and transesterification reactors for the production of biofuels.

TWO.- PURE BIOFUELS is a legal entity under private law incorporated as a closely held corporation, which purpose is the production and refining of biofuels. CAPRICORN is hereby authorized to use its process engineering designs for esterification and transesterification reactors for the production of biofuels, pretreatment equipment for drying and filtering and equipment for the treatment of finished products for a refinery with a capacity of 60,000 (sixty thousand) annual tons. Those designs shall be exclusively used to develop the biofuel processing plant project in the city of Lima.

PURPOSE

THREE.- CAPRICORN hereby grants PURE BIOFUELS, for a single use, a license to use and apply the process engineering designs for esterification and transesterfication reactors for the production of biofuels, pretreatment equipment for drying and filtering and equipment for the treatment of finished products, for a biofuel processing refinery with a capacity of 60,000 (sixty thousand) annual tons.

CAPRICORN represents that the technology to be licensed is merely industrial and that since, as its owner, it has not been interested in applying for a patent for such technology, it shall still be kept secret.

FOUR.- As consideration, PURE BIOFUELS commits itself to pay to CAPRICORN the sum of US$1'200,000.00 (One Million Two Hundred Thousand and 00/100 US Dollars), plus the General Sales Tax (IGV), as follows:

  30% of the amount agreed as consideration upon execution hereof.

  30% of the amount agreed as consideration in 30 days from the execution hereof.

  40% of the amount agreed as consideration upon delivery of the designs. The delivery of designs and drawings shall take place at least within 120 days from the execution hereof.

  EXECUTION AND TERM OF THE AGREEMENT

  FIVE.- Both parties agree that the Agreement shall be in force for a term of 1 year counted from the execution hereof by both parties. Once said term has expired, the effects of this act shall terminate, except for the effects of exclusiveness and use and the ownership rights of CAPRICORN, which shall continue in full force and effect, which is hereby accepted by PURE BIOFUELS.

  CHARACTERISTICS OF THE AGREEMENT

  SIX.- PURE BIOFUELS represents that the license subject matter hereof is granted on an exclusive basis and to be exclusively used for the project of PURE BIOFUELS plant to be developed in Lima. Said license does not allow PURE BIOFUELS to assign or transfer or use the drawings and specifications without the prior consent in writing from CAPRICORN.

  CAPRICORN agrees that in case PURE BIOFUELS decides to develop a new project in Peru, CAPRICORN may grant the relevant license of use for a price of US$500,000.00 (Five Hundred Thousand and 00/100 US Dollars), plus the General Sales Tax (IGV).

  TECHNICAL ASSISTANCE

  SEVEN.- CAPRICORN commits itself to provide PURE BIOFUELS with the necessary technical personnel for the proper supervision of the implementation and interpretation of the drawings provided hereunder, in case so requested by PURE BIOFUELS.

  EIGHT.- The technical personnel provided by CAPRICORN shall train PURE BIOFUELS' technicians during a 6-month period. They will then be qualified to develop the technology and apply it to biofuel refining processes. If once said 6-month period has elapsed, PURE BIOFUELS needs an additional training program, PURE BIOFUELS may request it to CAPRICORN. Said additional training program shall commence once the compensation to be fixed to such effect has been paid.

  The rate to be applied in case this service is requested shall be US$500.00 (Five Hundred and 00/100 US Dollars) per hour/consultant, plus the applicable per diem expenses.

  NINE.- CAPRICORN also commits itself to provide PURE BIOFUELS with every information related to the drawings and designs, that is, manuals and digital discs, printed documents containing in detail all techniques and procedures for the application of the process engineering designs for esterification and transesterification reactors for the production of biofuels as well as pretreatment equipment for drying and filtering and equipment for the treatment of finished products for a refinery with a capacity of 60,000 (sixty thousand) annual tons.

  OBLIGATIONS OF CAPRICORN

  TEN.- CAPRICORN commits itself to grant an exclusive license to PURE BIOFUELS for the development and industrial application of the licensed technology, only for the aforementioned project in the city of Lima. Said exclusive license does not allow PURE BIOFUELS to execute new projects other than the one authorized hereunder.

  In case CAPRICORN fails to make the payment contemplated under Clause Four hereof on a timely basis and according to the performance and payment schedule described in said clause, it shall be obliged to pay a compensation for any damage caused to PURE BIOFUELS as a result thereof.

  ELEVEN.- CAPRICORN commits itself to secure the propriety of the process engineering designs for esterification and transesterification reactors for the production of biofuels as well as pretreatment equipment and equipment for the treatment of finished products for a refinery with a capacity of 60,000 (sixty thousand) annual tons.

  OBLIGATIONS OF PURE BIOFUELS

  TWELVE.- PURE BIOFUELS shall not be allowed to manufacture or use its products with the licensed technology in a territory assigned to another licensee.

  THIRTEEN.- PURE BIOFUELS commits itself to apply the technology licensed by CAPRICORN exclusively for the project in Lima. This obligation involves the non-execution of contracts with third parties whereby technology is transferred as a result of the designs provided hereunder, and the non-use of designs and drawings which use is authorized hereunder in projects other than the refinery in Lima.

  In case PURE BIOFUELS, using the technology transferred through the drawings and designs, executes a project without CAPRICORN's consent, PURE BIOFUELS shall pay a penalty of US$750,000.00 (Seven Hundred and Fifty Thousand and 00/100 US Dollars).

  FOURTEEN.- PURE BIOFUELS commits itself to inform CAPRICORN, during the term hereof and upon its expiry, of any advantages or improvements resulting from the application of the licensed technology. In such a case, PURE BIOFUELS shall be authorized to exploit every patent developed as a result of the improvements achieved through production.

  FIFTEEN.- PURE BIOFUELS commits itself to keep every information and knowledge provided hereunder in strict confidence.

  SIXTEEN.- PURE BIOFUELS shall not disclose any substantial information, nor directly or indirectly, to the competition, whether on its own or through third parties.

  SUPPLEMENTARY APPLICATION OF LAW

  TWENTY-SIX.- Everything not contemplated hereunder shall be governed by the provisions of the Civil Code and any other applicable legal provisions.

  ADDRESS

  In order for every communication and notice to be valid, their addresses shall be those mentioned in the introduction hereof. Any change of address shall be informed to the other party in writing.

  ARBITRATION

  TWENTY-EIGHT.- Any disagreements arising from or related to this Agreement, including those regarding its existence, validity or termination, as well as those related to this arbitration agreement, shall be settled by means of a de jure arbitration by three arbitrators under the control of the Lima Chamber of Commerce, to which regulations and bylaws the parties hereby expressly submit themselves. The award shall be final and unappealable.

  In witness whereof, the parties sign this document in the city of Lima on September 4, 2006.

Carlos Alayza Bettocchi CAPRICORN DEL PERU SAC PURE	Luis H. Goyzueta BIOFUELS DEL PERU SAC